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Item 5.  OTHER EVENTS.



     Gerald B. Wasserman, Chairman, President and Chief Executive Officer of the Company, who is completing the final year of a 5-year contract which expires on August 31, 2001, has announced to the Board of Directors that he will relinquish his day-to-day operating responsibilities. Mr. Wasserman will continue to serve as Chairman of the Company. Pending the announcement of a new President and Chief Executive Officer, Russell J. David, Senior Vice President, Finance and Administration, and Matthew H. O'Toole, Senior Vice President, Marketing and Sales, will serve as senior operating officers.

     Effective January 31, 2001, the position of Senior Vice President, Operations was eliminated as part of a plan to streamline the Company's business unit structure. As a result, Gordon T. Halliday ceased to be employed by the Company effective on this date.

     On November 19, 1998 in connection with the Company's acquisition of Sports Holdings Corp., the Company and Sport Maska Inc. entered into a credit agreement with the Caisse de Depot et Placement du Quebec ("Caisse") to borrow a total of Canadian $135.8 million (the "Caisse Loan"). The Caisse Loan was for a period of two years, maturing November 19, 2000.

     On October 30, 2000 the Caisse Loan was extended for a period of 18 months on payment of an extension fee of 1.5% of the principal amount. This renewed Caisse Loan was to bear interest equal to the Canadian Banker's Acceptance Rate plus 6% until November 2001 and 6.5% thereafter.

     On November 20, 2000 the foregoing extension was cancelled, and replaced by a three-month extension of the Caisse Loan on payment of a Canadian $1 million extension fee. The Caisse Loan will therefore mature on February 19, 2001. This renewed Caisse Loan bears interest equal to the Canadian Banker's Acceptance Rate plus 6%, subject to Caisse's right to collect certain additional fees during the extension period.

     Effective November 19, 1998, two of the Company's subsidiaries, Maska U.S., Inc. and SHC Hockey Inc. entered into a credit agreement with the lenders referred to therein and with General Electric Capital Corporation, as Agent and Lender (the "U.S. GECC Credit Agreement"). Simultaneously, two of the Company's Canadian Subsidiaries, Sport Maska Inc. and Tropsport Acquisitions Inc., entered into a credit agreement with the lenders referred to therein and General Electric Capital Canada Inc., as Agent and Lender (the "Canadian GECC Credit Agreement"; and together with the U.S. GECC Credit Agreement, the "GECC Credit Agreements"). The maximum amount of loans and letters of credit that were permitted to be outstanding under the GECC Credit Agreements were U.S. $70 million The GECC Credit Agreements were for a term of two years with a possible extension of one year by the Company. On November 20, 2000, the GECC Credit Agreements were amended to expire on January 31, 2001.

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     On January 31, 2001, the GECC Credit Agreements were amended and now expire on February 15, 2001. In addition, the maximum amount of loans and letters of credit that may be outstanding under the U.S. GECC Credit Agreement was reduced from U.S. $35 million to U.S. $25 million. As a result, the maximum amount of loans and letters of credit that may be outstanding under the GECC Credit Agreements has been reduced from U.S. $70 million to U.S. $60 million. As at January 31, 2001 the Company's indebtedness pursuant to the GECC Credit Agreements was less than U.S. $9 million.

     The Company is currently negotiating with both the Caisse and GECC to extend the Caisse Loan and the GECC Credit Agreements into 2002. An announcement regarding agreements with these lenders is expected within the next few weeks, however, there is no assurance that agreements will, in fact, be reached.

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                                   Signatures




     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.







                                   THE HOCKEY COMPANY



                            By:    /s/  RUSSELL J. DAVID
                                   --------------------------------------

                                   Name:    Russell J. David
                                   Title:   Senior Vice President,
                                            Finance and Administration



February 1, 2001